Delisting Determination, The Nasdaq Stock Market, LLC, May 11, 2026
Oak Woods Acquisition Corporation
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Oak Woods Acquisition Corporation effective at the opening of the trading session on May 26, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(3) and 5620(a).The Company was notified of the Staff determination on February 5, 2026.
On February 12, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5920(c)(1).
The Company was notified of the Staff determination on March 4, 2026. Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on March 23, 2026.
On March 24, 2026, the hearing was held.
On March 24, 2026 the Panel reached a
decision and a Decision letter was issued on the same date.
The Panel decided to suspend the Company from the Exchange.
The Company securities were suspended on March 25, 2026. The
Staff determination to delist the Company securities became final on May 8, 2026.